Exhibit 10.1.7.3

AMENDMENT

TO THE

CONSOLIDATED EDISON THRIFT SAVINGS PLAN

Effective: April 1, 2011

Pursuant to the authority delegated to the Plan Administrator by the Board of Trustees, as set forth in Article X, Administration of the Plan and TRASOP, Section 10.02, Authority of Plan Administrator, granted by the terms of The Consolidated Edison Thrift Savings Plan (“Thrift Savings Plan”), and the authority given to the Plan Administrator pursuant to Board resolutions dated July 15, 2004 and November 18, 2004, the undersigned hereby approves the amendment to the Thrift Savings Plan set forth below, effective April 1, 2011.

The Plan Administrator is authorized to amend the Thrift Savings Plan when necessary or desirable for uniform or efficient administration. Accordingly, the Plan Administrator has determined that, for purposes of uniform and efficient administration, the procedure for the prepayment of outstanding loans will be modified to provide for a single procedure for each Participant. Effective April 1, 2011, each Participant will be entitled to prepay an outstanding loan, in whole or in part, without regard to any time restriction or minimum dollar amount prepayment.

Amendment to

The Consolidated Edison Thrift Savings Plan

1. Article IX, Loans, Section 9.05, Repayment, is amended by deleting the fourth and fifth sentences in the Section and replacing the fourth and fifth sentence with a single sentence to read as follows:

Effective April 1, 2011, prepayment of a loan in full or in part may be made by each Participant at any time in accordance with the participant loan policy and procedures of the Vanguard Group or its successor.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 18th day of May, 2011.

/s/ Mary Adamo
MARY ADAMO
Vice President –Human Resources and Plan Administrator Of the Consolidated Edison Thrift Savings Plan

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